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                                                              Exhibit 99(a)(12)

FOR IMMEDIATE RELEASE
---------------------

January 29, 1999

Contact:

Ira B. Morgenstern
Holmes Products Corp.
Senior Vice President - Finance
508/634-8050


                  HOLMES PRODUCTS CORP. ENTERS INTO PURCHASE
               AGREEMENT FOR SALE OF SENIOR SUBORDINATED NOTES



        Milford, Massachusetts -- January 29, 1999 -- Holmes Products Corp. ("Holmes") announced today that in connection with its acquisition of The Rival Company ("Rival"), it has entered into a definitive purchase agreement for the sale of $31,250,000 principal amount of Holmes' 9.875% Senior Subordinated Notes due 2007 (the "Notes"), at an offering price to investors of 96.0%. The sale of the Notes is being made to institutional investors in reliance on certain exemptions from registration under the Securities Act of 1933, as amended.

        This press release shall not be deemed to constitute an offer to sell or a solicitation of an offer to buy any of the Notes.

        Holmes is a leading developer, manufacturer and marketer of quality branded home comfort products, including fans, heaters, humidifiers and air purifiers. In addition, Holmes markets and distributes a variety of decorative and home office lighting products, as well as various replacement filters and accessories for its products.

        Rival is a leading designer, manufacturer and marketer of a variety of products including small kitchen and personal care appliances such as Crock-Pot(R) slow cookers, can openers and massagers; products for the home environment including space heaters, air purifiers, showerheads, utility pumps, humidifiers and fans; and building supply and industrial products such as household ventilation, door chimes, ceiling fans and industrial fans.

        Some of the statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking information is inherently subject to risks and uncertainties, which include, but are not limited to, the successful and timely completion of this transaction, the effective integration of Rival into Holmes and the overall economic, market, and industry conditions, as well as the risks described from time to time in reports filed by Holmes and Rival with the Securities and Exchange Commission, including their most recently filed Form 10-K, Form 10-Q and Form 8-K reports. Should any such risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results or outcomes may vary materially from those anticipated.